Exhibit 8.2

June 19, 2006

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2349

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, Washington 98109-4426

Re: Acquisition of Shurgard Storage Centers, Inc. by Public Storage, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Shurgard Storage Centers, Inc., a Washington corporation (the “Company”), in connection with the transactions contemplated pursuant to the Agreement and Plan of Merger dated as of March 6, 2006 (the “Merger Agreement”) by and among the Company, Public Storage, Inc., a California corporation (“Parent”) and ASKL Sub LLC, a Delaware limited liability company and an indirect subsidiary of Parent (“Merger Sub”), pursuant to which the Company shall be merged with and into Merger Sub (the “Merger”). In connection with the Merger and the registration of shares under the Securities Act of 1933, as amended (the “Securities Act”), as described in the registration statement on Form S-4 filed by Parent on April 20, 2006 with the Securities and Exchange Commission, as amended through the date hereof (the “Registration Statement”), we have been asked to provide an opinion regarding certain issues relating to the Company’s status and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

The opinion set forth in this letter is based upon relevant provisions of the Code, Treasury regulations promulgated thereunder (including proposed and temporary Treasury regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Furthermore, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the Internal Revenue Service (the “IRS”) or the courts.

This opinion is premised upon certain written representations of the Company as to factual matters contained in a certificate to us dated as of the date hereof. Furthermore, in

June 19, 2006

rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including, but not limited to, the following: (1) the Merger Agreement, (2) the Registration Statement, (3) the various partnership, limited partnership, and limited liability company agreements, as amended or restated as of the date hereof, of subsidiary partnerships, limited partnerships and limited liability companies in which the Company owns, directly or constructively, an interest (the “Subsidiary Partnerships”), (4) the governing documents for the subsidiaries of the Company (the “Subsidiaries”), and (5) the articles of incorporation of the Company, as amended (the “Articles of Incorporation”).

For purposes of our review, we have assumed that all of the representations and statements set forth in the documents we reviewed are true and correct and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company, its Subsidiaries and each Subsidiary Partnership have been operated in the manner described in the Registration Statement, the Articles of Incorporation, and the relevant partnership agreements, limited liability company agreements or other organizational documents. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Based upon, and subject to, the foregoing and the paragraphs below, we are of the opinion that (i) the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code for each of its taxable years ended December 31, 1994 through December 31, 2005, (ii) the Company’s current organization and method of operation should permit the Company to qualify as a REIT under the Code through the effective time of the Merger, taking into account the transactions contemplated under the Merger Agreement and, (iii) while the matter is not free from doubt, either (x) no material portion of any income realized by the Company under Section 987 of the Code as a result of the sale of assets in the Merger should fail to be treated as income from sources referred to in Sections 856(c)(2) and (3) of the Code, or (y) substantially all of any such income realized by the Company under Section 987 of the Code should be excluded in determining whether or not the Company satisfies the income tests set forth in Sections 856(c)(2) and (3) of the Code.

This opinion is limited to the United States federal income tax matters described herein, and, except as expressly set forth herein, we express no opinion with respect to any tax or other consequences of the Merger or any other transactions contemplated by the Merger Agreement, the applicability or affect of any other federal laws, the laws of any other

June 19, 2006

jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. Our opinion is not binding on the IRS. Hence, although we believe that our opinions set forth herein will be sustained if challenged, there can be no assurance that the IRS will not assert that the Company does not qualify as a REIT for United States federal income tax purposes, particularly because the determination of whether the Company qualifies as a REIT depends upon numerous factual issues as to which we are relying on representations of the Company. We undertake no obligation to update the opinions expressed herein after the date of this letter.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ PERKINS COIE LLP

PERKINS COIE LLP